UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2012

OFFICIAL PAYMENTS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33475 (Commission File Number)	94-3145844 (IRS Employer Identification No.)
3550 Engineering Drive, Suite 400 Norcross, Georgia (Address of Principal Executive Offices)		30092 (Zip Code)
Registrant's telephone number, including area code: (770) 325-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective August 1, 2012, Keith S. Kendrick ceased to be Senior Vice President, Strategic Marketing of Official Payments Holdings, Inc. (the "Company"). Mr. Kendrick will remain an employee of the Company through September 30, 2012 (the "Separation Date"), to facilitate a transition of marketing-related matters.
In connection with Mr. Kendrick's departure, Mr. Kendrick and the Company have entered into a letter agreement (the "Severance Agreement").   The Severance Agreement provides that, in exchange for Mr. Kendrick's (i) execution of the Severance Agreement and compliance with the terms thereof and (ii) execution and nonrevocation of the general release of claims in favor of the Company in the form set forth in the Annex to the Severance Agreement (which must be executed and delivered to the Company on or promptly following the Separation Date) and his compliance with the terms thereof, Mr. Kendrick will be provided the following severance benefits: (i) a lump-sum payment equivalent to one times his base salary rate in effect as of the Separation Date; (ii) if Mr. Kendrick elects to continue receiving group health insurance pursuant to the federal "COBRA" law, payment by the Company of the premium for him and his covered beneficiaries for 12 months following the Separation Date, subject to certain limitations; and (iii) payment of a bonus under the Company's Management Incentive Plan for fiscal year 2012, subject to the conditions and limitations specified in the Severance Agreement and Management Incentive Plan.
Mr. Kendrick provided the Company with his signature to the Severance Agreement on September 7, 2012; the Severance Agreement was effective as of August 31, 2012.
The foregoing description of the Severance Agreement is only a summary and is qualified in its entirety by the full text of such agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Letter Agreement effective as of August 31, 2012 between Keith S. Kendrick and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICIAL PAYMENTS HOLDINGS, INC.
	By:	/s/ Alex P. Hart
	Name:	Alex P. Hart
	Title:	President and Chief Executive Officer
Date: September 13, 2012

Exhibit Index

Exhibit No.	Description
99.1	Letter Agreement effective as of August 31, 2012 between Keith S. Kendrick and the Company